Exhibit 99.1

HealthExtras Announces Agreement to Acquire Leading Provider of PBM Services to the Hospice Industry

ROCKVILLE, Md., Apr 08, 2008 (BUSINESS WIRE) — HealthExtras, Inc. (NASDAQ:HLEX), a pharmacy benefit management (“PBM”) company today announced that it has entered into a definitive agreement to acquire HospiScript Services, LLC (“HospiScript”) of Montgomery, Alabama. HospiScript, a New Capital Partners’ portfolio company, is the largest independently-owned provider of pharmacy medication therapy management services to the hospice industry with a nationwide presence of clients in 46 states. This acquisition will provide HealthExtras a market-leading position in the growing hospice sector.

“HospiScript’s exceptional reputation, commitment to high quality of service and strong presence in the hospice sector should broaden our growth prospects within an attractive market segment,” stated David T. Blair, Chief Executive Officer of HealthExtras. “This transaction meets our goal of complementing our strong organic growth through selective acquisitions and strategic investments. The hospice industry has experienced growth in recent years and due to industry dynamics and favorable demographic trends there remain significant PBM expansion opportunities,” continued Blair.

“We are pleased to be aligning ourselves with a company that employs the same high-touch client service model that has brought us success. We also look forward to having access to the resources of a larger company as we continue to expand our PBM hospice business. This partnership should enable us to enhance our clinical product offerings to better serve our clients,” said Shannon G. Speir, President and CEO of HospiScript.

HospiScript is led by an experienced, clinically-focused management team that has managed rapid growth in the business while delivering consistently strong operating margins. “HealthExtras is not only acquiring a great company but it is also gaining an exceptional management team,” stated Jim Little, Chairman of HospiScript and Managing Partner of New Capital Partners. New Capital Partners is a private equity firm based in Birmingham, Alabama.

Under the terms of the agreement, HealthExtras will pay a purchase price of $100 million in cash at closing. The transaction should be modestly accretive in the second half of 2008. Once fully integrated, HospiScript should contribute $0.12 to $0.15 per share on an annualized basis. Additional information about the timing and extent of HospiScript’s contributions to revenues and earnings will be provided in conjunction with HealthExtras’ next quarterly conference call.

The transaction is subject to customary closing conditions, including regulatory approval. The company expects the transaction will close in the second quarter.

Kirkland & Ellis LLP served as legal advisor to HealthExtras. Houlihan Lokey served as financial advisor to HospiScript and Maynard, Cooper & Gale, P.C. served as legal advisor to the company.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 60,000 participating pharmacies.

About HospiScript Services, LLC (www.hospiscript.com)

HospiScript Services, LLC, founded in 1995, is a Montgomery, Alabama-based Prescription Benefits Manager focusing exclusively on the needs of the hospice industry. The company offers a complete support system tailored to help hospices better focus on the ultimate goal of improving end-of-life patient care. HospiScript’s program features and benefits include: reduced pharmaceutical and administrative expenses, custom dispensing parameters, access to hospice-trained pharmacist consultation, online reporting for pharmaceutical expenses and utilization patterns, and powerful educational resources for nurses, pharmacists and hospice administrators.

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

SOURCE: HealthExtras, Inc.

HealthExtras, Inc.:

Michael P. Donovan, 301-548-2900

mdonovan@HealthExtras.com

or

HospiScript Services, LLC:

Shannon G. Speir, 334-956-7501

sspeir@HospiScript.com

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